Van Kampen Value Municipal Income Trust
                Item 77(o) 10f-3 Transactions
              October 1, 2001 - March 31, 2002


Security     Date    Shares     Total      Purchased   Broker
             of      Purchase   Issued     By Fund
             Purcha  d
             se
Brazo River  11/07/  2,000,00   564,555,0     0.35%    Lehman
TX Auth      01          0         00
Pollution
Control
Salt River   11/26/  4,375,00   580,570,0     0.75%    Goldman
Project AZ   01          0         00                  Sachs
Agri.
Dallas Fort  12/12/  5,000,00   650,000,0     0.77%    Smith
Worth        01          0         00                  Barney
Internation
al Airport
State of     2/27/0  5,000,00   269,605,0    1.8546%   Salomon
Oregon       2           0         00                  Smith
Refunding                                              Barney
COPs